Exhibit 23.3

Consent of Independent Auditors

National Health Investors, Inc.

Murfreesboro, Tennessee

We consent to the reference to our firm under the caption “Experts” in this Registration Statement and related prospectus of National Health Investors, Inc. and to the incorporation by reference therein of our report dated February 19, 2014, with respect to the consolidated financial statements of Holiday AL Holdings LP as of December 31, 2013 and 2012 and for each of the three years in the period ended December 31, 2013, included in Amendment No. 1 to National Health Investors, Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2013, filed with the Securities and Exchange Commission on February 24, 2014.

/s/ Ernst & Young LLP

Chicago, Illinois

March 18, 2014